Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2013, relating to the consolidated financial statements and financial statement schedules of Public Service Company of New Mexico and subsidiaries, appearing in the Annual Report on Form 10-K of Public Service Company of New Mexico for the year ended December 31, 2013 and the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
May 15, 2014